Exhibit 8(b)


                      [Semmes, Bowen & Semmes Letterhead]


                                October 9, 1996



Citizens Bancorp
14401 Sweitzer Lane
Laurel, Maryland 20707

Attention:        Jeffrey R. Springer
                  President

Gentlemen:

         We have acted as counsel to Citizens Bancorp, a Maryland corporation ("Citizens") in connection with the proposed merger of CDM Acquisition Subsidiary, Inc., a Maryland corporation ("Subsidiary"), into Citizens (the "Holding Company Merger"). Subsidiary is wholly owned by Crestar Financial Corporation, a Virginia corporation ("Crestar"). Crestar plans to cause Citizens to merge into Crestar (the "Citizens/Crestar Merger") immediately after the Holding Company Merger.

         The only outstanding class of Citizens stock is common stock. In the holding Company Merger, each outstanding share of Citizens common stock (other than shares held directly by Crestar) is to be converted into 0.835 of a share of Crestar common stock, subject to adjustment to reflect any stock split or similar event. Any Citizens' shareholder who becomes entitled to a fractional share of Crestar common stock as a result of the Holding Company Merger, after aggregating all the shareholders' shares of Citizens common stock, will receive cash from Crestar in lieu of the fractional share. Citizens shareholders are not entitled to exercise dissenter's rights with respect to the Holding Company Merger.

         You have requested our opinion concerning certain federal income tax consequences of the Holding Company Merger and the Citizens/Crestar Merger (collectively, the "Holding Company Combination"). In giving this opinion, we have reviewed the Agreement and Plan of Reorganization, dated as of September 15, 1996, among Crestar, Subsidiary, Crestar Bank DC, Citizens, and Citizens Bank of Maryland; the Plan of Merger relating to the Holding Company Merger; the form S-4 Registration Statement under the Securities Act of 1933 relating to the Holding Company Merger (the "S-4"); and such other documents as we have considered necessary. In addition, we have assumed but do not know of our own knowledge nor have we verified the following:

         1. The fair market value of the Crestar common stock (including any fractional share interest) received by a Citizens shareholder in exchange for Citizens common stock will be approximately equal to the fair market value of the Citizens common stock surrendered in the exchange.


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Citizens Bancorp
October 9, 1996
Page 2


         2. The payment of cash to Citizens shareholders in lieu of fractional shares is simply a mechanical rounding off that was not separately bargained for and is solely for the purpose of saving Crestar the expense and inconvenience of issuing and transferring fractional shares.

         3. None of the compensation received by any shareholder-employee of Citizens will be separate consideration for, or allocable to, any shares of Citizens common stock; none of the shares of Crestar common stock received by any such shareholder-employee in the Holding Company Merger will be separate consideration for, or allocable to, any employment agreement; and the compensation paid to any such shareholder-employee will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's length for similar services.

         4. No share of Citizens common stock has been or will be redeemed in anticipation of the Holding Company Merger, and Citizens has not made and will not make any extraordinary distribution with respect to its stock in anticipation of the Holding Company Merger.

         5. Crestar has no plan or intention to reacquire any of its stock issued in the Holding Company Merger or to make any extraordinary distribution with respect to such stock.

         6. There is, and on the effective date of the Holding Company Merger (the "Effective Date") will be, no plan or intention by shareholders of Citizens to sell, exchange, or otherwise dispose of a number of shares of Crestar common stock received in the Holding Company Merger that would reduce the Citizens shareholders' ownership of Crestar common stock to a number of shares having a fair market value, as of the Effective Date, of less than 50 percent of the fair market value of all the formerly outstanding Citizens common stock as of the Effective Date. For this purpose, shares of Citizens common stock exchanged for cash in lieu of fractional shares of Crestar common stock are treated as outstanding Citizens common stock on the Effective Date. Moreover, shares of Citizens common stock and shares of Crestar common stock held by Citizens shareholders and otherwise sold, redeemed, or disposed of before or after the Holding Company Merger are considered in making the above determination.

         7. Following the Holding Company Combination, Crestar will continue the historic business of Citizens or use a significant portion of Citizens' historic business assets in a business.

         8. The liabilities of Citizens and the liabilities, if any, to which the assets of Citizens are subject were incurred and, as of the effective date of the Citizens/Crestar Merger, will have been incurred by Citizens in the ordinary course of business.



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Citizens Bancorp
October 9, 1996
Page 3

         9. There is, and on the Effective Date will be, no intercorporate indebtedness existing between (a) Citizens or any subsidiary of Citizens and (b) Crestar or any subsidiary of Crestar.

         10. Neither Crestar nor any subsidiary of Crestar (a) owns beneficially any Citizens common stock or will acquire any Citizens common stock in anticipation of the Holding Company Merger, (b) has transferred or will transfer cash or other property to Citizens or any subsidiary of Citizens in anticipation of the Holding Company Combination, or (c) has made or will make any loan to Citizens or any subsidiary of Citizens in anticipation of the Holding Company Combination.

         11. On each of the Effective Date and the effective date of the Citizens/Crestar Merger, the fair market value of the assets of Citizens will exceed the sum of Citizens' liabilities plus the amount of liabilities, if any, to which its assets are subject.

         12. Crestar has no plan or intention to sell or otherwise dispose of any of the assets of Citizens, except for (a) dispositions made in the ordinary course of business and (b) the possible disposition of (i) the stock of Citizens Bank of the District of Columbia upon its merger into Citizens Bank of Maryland and (ii) the stock of Citizens Bank of Maryland upon its merger into Crestar Bank DC or another first-tier banking subsidiary of Crestar.

         13. Crestar, Citizens, and the shareholders of Citizens will pay their respective expenses, if any, incurred in connection with the Holding Company Merger and the Citizens/Crestar Merger.

         14. For each of Crestar and Citizens, not more than 25 percent of the fair market value of its total assets, excluding cash, cash items (including accounts receivable and cash equivalents), and United States government securities, consists (and, immediately before the Holding Company Combination, will consist) of stock and securities of any one issuer, and not more than 50 percent of the fair market value of such total assets consists (and, immediately before the Holding Company Combination, will consist) of stock and securities of five or fewer issuers. For purposes of the preceding sentence, (a) a corporation's total assets exclude stock and securities issued by any subsidiary at least 50 percent of the voting power or 50 percent of the total fair market value of the stock of which is owned by the corporation, but the corporation is treated as owning directly a ratable share (based on the percentage of the fair market value of the subsidiary's stock owned by the corporation) of the assets owned by any such subsidiary, and (b) all corporations that are members of the same "controlled group" within the meaning of section 1563(a) of the Internal Revenue Code of 1986, as amended (the "Code") are treated as a single issuer.



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Citizens Bancorp
October 9, 1996
Page 4

         15. Subsidiary has not engaged and will not engage in any business or other activity, and has not held and will not hold any assets, except as necessary to effect the Holding Company Merger.

         On the basis of the foregoing, and assuming that the proposed Holding Company Merger and Holding Company Combination will be consummated as proposed, it is our opinion that, pursuant to the Code, the consequences will be that:

         1. The Holding Company Combination will be treated as a single transaction qualifying a reorganization within the meaning of Section 368(a) of the Code.

         2. No taxable gain will be recognized by a Citizens' shareholder on the exchange by such shareholder of shares of Citizens' common stock solely for shares of Crestar common stock (including any fractional share interest) in the Holding Company Merger.

         3. A Citizens' shareholder's basis in Crestar common stock (including a fractional share interest) received in the Holding Company Merger will be the same as the shareholder's basis in the Citizens common stock surrendered in exchange therefor.

         4. The holding period of such Crestar common stock (including any fractional share interest) for a Citizens shareholder will include the holding period of the Citizens common stock surrendered in exchange therefor if such Citizens common stock is held as a capital asset by the shareholder at the Effective Time of the Holding Company Merger.

         5. A Citizens common shareholder who receives cash in lieu of a fractional share of Crestar common stock will recognize gain or loss equal to any difference between the amount of cash received and the shareholder's basis in the fractional share interest.

         We are also of the opinion that the material federal income tax consequences of the Holding Company Combination to Citizens shareholders are fairly summarized in the S-4 under the headings "Summary--Certain Federal Income Tax Consequences of the Transaction" and "The Holding Company Merger--Certain Federal Income Tax Consequences." We consent to the use of this opinion as an exhibit to the S-4 and to the reference to this firm under such headings. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933 or the rules and regulations promulgated thereunder by the Securities and Exchange Commission.

                                               Very truly yours,

                                               /s/ SEMMES, BOWEN & SEMMES